                                                                   EXHIBIT 10.10





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            CONTRIBUTION AGREEMENT

                         Dated as of December 15, 1997

                                     AMONG

                          STREAM INTERNATIONAL INC.,

                       MODUS MEDIA INTERNATIONAL, INC.,

                                      and

                   MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                   Page

ARTICLE 1 - DEFINITIONS...........................................................    2

ARTICLE 2 - THE SEPARATION........................................................   12
    2.1     Transfer of MMI Assets and Assumption of MMI Assumed
            Liabilities...........................................................   12
            2.1.1  Transfer of Assets.............................................   12
            2.1.2  Assumption of Liabilities......................................   12
            2.1.3  Transfer to MMI................................................   12
            2.1.4  Further Assurances.............................................   13
            2.1.5  Tax Treatment of Drop-down.....................................   14
            2.1.6  Allocation of Cash.............................................   14
    2.2     Ancillary Agreements..................................................   15
    2.3     Resignations..........................................................   15
    2.4     Transfers Not Effected on or Prior to the Drop-down...................   15
    2.5     No Representations or Warranties; Consents............................   16
    2.6     Insurance.............................................................   16
    2.7     Stock Options.........................................................   16
    2.8     Extension of Certain Leases...........................................   18
    2.9     Financial Statements..................................................   18

ARTICLE 3 - CERTAIN EMPLOYEE AND BENEFIT PLAN MATTERS.............................   19
    3.1     Certain MMI Plans; Assumption of Obligations by MMI...................   19
    3.2     Certain Payments by Stream International..............................   19
    3.3     Employees on Certain Leave............................................   20
    3.4     Stream Savings Plan...................................................   20
            3.4.1  Creation of Multiple Employer Plan.............................   20
            3.4.2  Subsequent Contributions.......................................   20
            3.4.3  New Savings Plan...............................................   21
    3.5     Employee Matters......................................................   21
    3.6     Information Regarding Certain Former Employees of R.R.
            Donnelley.............................................................   21

ARTICLE 4 - THE DISTRIBUTION......................................................   21
    4.1     Action Prior to the Distribution......................................   21
    4.2     Stream International Board Action; Conditions Precedent to the
            Distribution..........................................................   22

ARTICLE 5 - INDEMNIFICATION.......................................................   22
    5.1     Indemnification by Stream International for Stream International
            Liabilities...........................................................   22
    5.2     Indemnification by MMI for MMI Liabilities............................   22

    5.3     Limitations on Indemnification Obligations............................   23
    5.4     Procedure for Indemnification.........................................   24
            5.4.1   Third Party Claims; Notice....................................   24
            5.4.2   Defense of Third Party Claims.................................   24
            5.4.3   Cooperation by Indemnitee.....................................   25
            5.4.4   Limitation on Authority to Settle Claim.......................   25
            5.4.5   Other Claims..................................................   25
            5.4.6   Advancement of Certain Expenses...............................   26
            5.4.7   Subrogation to Rights of Indemnitee...........................   26
            5.4.8   Named Parties.................................................   26
            5.4.9   Dispute Resolution............................................   26
            5.4.10  Determination of Time of Payment of Indemnitee................   27
    5.5     Remedies Cumulative...................................................   28
    5.6     Nature of Indemnity Payments..........................................   28

ARTICLE 6 - ACCESS TO INFORMATION AND SERVICES....................................   29
    6.1     Provision of Corporate Records........................................   29
    6.2     Access to Information.................................................   29
    6.3     Production of Witnesses...............................................   29
    6.4     Reimbursement.........................................................   29
    6.5     Retention of Records..................................................   30
    6.6     Confidentiality.......................................................   30
    6.7     Financial Statements..................................................   30

ARTICLE 7 - MISCELLANEOUS.........................................................   32
    7.1     Rule of Construction..................................................   32
    7.2     Survival of Agreements................................................   32
    7.3     Expenses..............................................................   32
    7.4     Governing Law.........................................................   32
    7.5     Notices...............................................................   33
    7.6     Amendments............................................................   33
    7.7     Successors and Assigns................................................   33
    7.8     Abandonment of Distribution...........................................   34
    7.9     No Third Party Beneficiaries..........................................   34
    7.10    Titles and Headings...................................................   34
    7.11    Exhibits and Schedules................................................   34
    7.12    Counterparts..........................................................   34
    7.13    Legal Enforceability..................................................   34
    7.14    Entire Agreement......................................................   35

                               LIST OF SCHEDULES
SCHEDULES:
---------

     Schedule A     MMI Subsidiaries
     Schedule B     Stream International Subsidiaries
     Schedule C     Certain Asset and Stock Transfer Agreements

     Schedule 3.1   - Employee Benefit Plans

                            CONTRIBUTION AGREEMENT


     This CONTRIBUTION AGREEMENT (the "Agreement"), dated as of December 15, 1997, is among Stream International Inc., a Delaware corporation (f/k/a Stream International Holdings Inc.) ("Stream International"), Modus Media International Holdings, Inc., a Delaware corporation and, as of the date hereof, a wholly-owned direct subsidiary of Stream International ("MMI Holdings"), and Modus Media International, Inc., a Delaware corporation and a wholly-owned subsidiary of MMI Holdings ("MMI").

     WHEREAS, Stream International has been engaged in (i) the development, marketing and sale of outsource technical support services to software publishers, hardware manufacturers and corporate customers (as more fully defined below, the "Stream International Business"); (ii) the development, marketing and sale of printing, CD-ROM and disk replication, packaging, fulfillment and inventory management services (as more fully defined below, the "MMI Business"); and (iii) the marketing and resale of software and the development, marketing and sale of software license management services and software consulting services (as more fully defined below, the "CST Business");

     WHEREAS, the Board of Directors of Stream International has determined that it is appropriate and desirable to separate the MMI Business into a separate company by (i) transferring the MMI Business to MMI Holdings in exchange for voting common stock and preferred stock of MMI Holdings; (ii) causing MMI Holdings to transfer the MMI Business (other than certain indebtedness owed to R.R. Donnelley) to MMI or certain of its Subsidiaries (together with the transactions described in clause (i), the "Drop-down"); and (iii) prior to the earlier of (a) the closing of the initial public offering of common stock of Stream International (the "Stream IPO") and (b) January 10, 1998, distributing to the holders of common stock of Stream International as of the Record Date all of the voting common stock of MMI Holdings held by Stream International (the "Distribution");

     WHEREAS, concurrently with the Drop-down, Stream International is effecting a similar separation of the CST Business by (i) causing Stream International Services Corp., a Delaware corporation (f/k/a Stream International Inc.) ("SISC"), to transfer the CST Business to Corporate Software & Technology Holdings, Inc., a Delaware corporation ("CST Holdings"), in exchange for voting common stock of CST Holdings issued to SISC, and (ii) causing such outstanding voting stock of CST Holdings to be transferred by SISC to Stream International;

     WHEREAS, Stream International intends thereafter to distribute to the holders of common stock of Stream International as of the Record Date all of the voting common stock of CST Holdings held by Stream International;

     WHEREAS, Stream International, MMI Holdings and MMI have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Drop-down and the Distribution and to set forth other agreements that will govern certain relationships and other matters among Stream International, MMI Holdings and MMI in connection with the Drop-down and the Distribution; and

     WHEREAS, the Drop-down is intended to be a taxable exchange, not subject to
Section 351 of the Code.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS


     Certain terms are used in this Agreement as specifically defined herein (such meanings to be equally applicable to both the singular and plural forms of the terms defined). These definitions are set forth in this Article 1.

     Action  means any action, suit, arbitration, inquiry, proceeding or
     ------
investigation by or before any Governmental Authority or arbitration tribunal.

     Additional Option shall have the meaning ascribed in Section 2.7.
     -----------------

     Adjusted Option shall have the meaning ascribed in Section 2.7.
     ---------------

     Affiliate means "affiliate" as defined in Rule 12b-2 promulgated under the
     ---------
Exchange Act, as such Rule is in effect on the date hereof; provided, however,
                                                            --------  -------
that (i) MMI Holdings, MMI and the MMI Subsidiaries, (ii) CST Holdings, CST and the CST Subsidiaries and (iii) Stream International and the Stream International Subsidiaries shall not be deemed Affiliates of each other for purposes of this Agreement; and provided further, that R.R. Donnelley (and its Subsidiaries other
           ------------ -------
than CST Holdings, MMI Holdings and Stream International and their Subsidiaries following the Drop-down), on the one hand, and CST Holdings, MMI Holdings and Stream International (and each of their Subsidiaries following the Drop-down), on the other hand, shall not be deemed Affiliates of each other for purposes of this Agreement.

     Agreement shall have the meaning ascribed in the Preamble.
     ---------

     Ancillary Agreements means all of the agreements, instruments,
     --------------------
understandings, assignments or other arrangements entered into in connection with the Drop-down and/or the Distribution, including, without limitation, (i) the Conveyancing Instruments, (ii) the Services Agreements, (iii) the Tax Indemnification Agreements, (iv) subleases, subcontracts and other instruments entered into to effect the transactions contemplated hereby, (v) the asset and stock transfer agreements and instruments for certain Subsidiaries and branches of SISC and Subsidiaries of Stream International, including those listed on Schedule C hereto and (vi) the Letter Agreement.
----------

     Assets means, with respect to any Person, the assets, properties and rights
     ------
(including goodwill) of such Person, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

          (a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

          (b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, rolling stock, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

          (c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

          (d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

          (e) all interests in any capital stock or other equity interests of any Subsidiary of such Person or any other Person, all bonds, notes, debentures or other securities issued by any such Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any such Subsidiary or any other Person and all other investments in securities of any Person;

          (f) all license agreements, leases of personal property, open purchase orders, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

          (g) all deposits, letters of credit and performance and surety bonds;

          (h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

          (i) all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other proprietary information and licenses from third Persons granting the right to use any of the foregoing;

          (j) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

          (k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

          (l) all prepaid expenses, trade accounts and other accounts and notes receivables;

          (m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

          (n) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

          (o) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

          (p) subject to Section 2.1.6, cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

          (q) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

     Audited Financial Statements shall have the meaning ascribed in
     ----------------------------
Section 2.9.

     Claim Notice shall have the meaning ascribed in Section 5.4.5.
     ------------

     Code means the Internal Revenue Code of 1986, as amended, and regulations
     ----
and rulings thereunder and shall include corresponding provisions of any subsequently enacted federal tax law.

     Consents means any consents, waivers or approvals from, or notification
     --------
requirements to, any third parties.

     Controlled Group shall have the meaning ascribed in Section 3.4.1.
     ----------------

     Conveyancing Instruments means, collectively, the various agreements,
     ------------------------
instruments and other documents, in form and substance mutually satisfactory to Stream International and MMI Holdings, entered into or to be entered into to effect the transfer of the MMI Assets by Stream International or its Subsidiaries to MMI Holdings or its Subsidiaries and the assumption by MMI Holdings or its Subsidiaries of the MMI Assumed Liabilities.

     CST shall have the meaning ascribed in the Preamble.
     ---

     CST Assets shall have the meaning ascribed in the CST Contribution
     ----------
Agreement, as in effect on the date hereof.

     CST Assumed Liabilities shall have the meaning ascribed in the CST
     -----------------------
Contribution Agreement, as in effect on the date hereof.

     CST Balance Sheet shall have the meaning ascribed in the CST Contribution
     -----------------
Agreement, as in effect on the date hereof.

     CST Business shall have the meaning ascribed in the CST Contribution
     ------------
Agreement, as in effect on the date hereof.

     CST Contribution Agreement shall have the meaning ascribed in Section 7.3.
     --------------------------

     CST Holdings shall have the meaning ascribed in the Preamble.
     ------------

     CST Subsidiary shall have the meaning ascribed in the CST Contribution
     --------------
Agreement, as in effect on the date hereof.

     Determination Event shall have the meaning ascribed in Section 5.4.10.
     -------------------

     Distribution shall have the meaning ascribed in the Preamble.
     ------------

     Distribution Date means the date on which the Distribution occurs.
     -----------------

     Drop-down shall have the meaning ascribed in the Preamble.
     ---------

     Due Date shall have the meaning ascribed in Section 5.4.10.
     --------

     Employee Benefit Plan means any plan, fund or other arrangement within the
     ---------------------
meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and any fringe benefit or similar arrangement.

     Exchange Act means the Securities Exchange Act of 1934, as amended.
     ------------

     Former MMI Employee means any person who was an employee of Stream
     -------------------
International or its Subsidiaries and who worked primarily in the MMI Business but terminated such employment prior to the date hereof, including, without limitation, any person who is listed on Schedule 3.1 hereto and who is not a
                                        ------------
MMI Employee.

     GAAP means United States generally accepted accounting principles
     ----
consistently applied.

     Governmental Approvals means any notices, reports or other filings made
     ----------------------
with or to be made with, or any consents, registrations, approvals, permits or authorizations obtained from to be obtained from, any Governmental Authority.

     Governmental Authority shall mean any federal, state, local, foreign or
     ----------------------
international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     Indemnifiable Losses shall have the meaning ascribed in Section 5.1.
     --------------------

     Indemnifying Party shall have the meaning ascribed in Section 5.3.
     ------------------

     Indemnitee shall have the meaning ascribed in Section 5.3.
     ----------

     Information shall have the meaning ascribed in Section 6.2.
     -----------

     Insurance Program means the various insurance policies maintained by Stream
     -----------------
International and/or R.R. Donnelley pursuant to which various insurance carriers provide insurance coverage to Stream International and its Subsidiaries (including, prior to the Distribution, MMI Holdings and the MMI Subsidiaries and CST Holdings and the CST Subsidiaries); provided, however, that the term
                                        --------  -------
"Insurance Program" shall not include any insurance policy used to pay benefits under an Employee Benefit Plan, including but not limited to the Employee Benefit Plans listed on Schedule 3.1 hereto.

     Letter Agreement means the Letter Agreement among Stream International, MMI
     ----------------
and MMI Holdings dated the date hereof with respect to certain Assets and Liabilities.

     Liabilities means, with respect to any Person, any and all debts,
     -----------
liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including after the Distribution (unless otherwise specified in this Agreement), of such Person including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     MMI shall have the meaning ascribed in the Preamble.
     ---

     MMI Assets means (i) all Assets of Stream International and its
     ----------
Subsidiaries used primarily in the MMI Business, including but not limited to those Assets shown on Schedule A to the Letter Agreement and those Assets
                      ----------
reflected on the MMI Balance Sheet, (ii) those Assets of Stream International and its Subsidiaries that are not primarily used in the MMI Business but that are identified on Schedule B to the Letter Agreement, and (iii) all Assets of
                  ----------
Stream International and its Subsidiaries other than the Stream International Assets, the CST Assets, the outstanding stock issued by and the Assets of Corporate Software & Technology GmbH (f/k/a Stream International GmbH), and the outstanding stock issued by and the Assets of Corporate Software & Technology Limited (f/k/a Corporate Software Limited) and its Subsidiary, International Software Limited. "MMI Assets" shall not include the original corporate minute books, stock ledgers and certificates and corporate seals of Stream International.

     MMI Assumed Liabilities means (i) all Liabilities of Stream International
     -----------------------
or its Subsidiaries relating to the MMI Business, including without limitation, all Liabilities related to the MMI Assets, excluding all indebtedness for borrowed money to R.R. Donnelley other than as set forth in clause (iv) below,
(ii) all Liabilities reflected on the MMI Balance Sheet, excluding all indebtedness for borrowed money to R.R. Donnelley other than as set forth in clause (iv) below, (iii) the additional Liabilities listed on Schedule C to the
                                                              ----------
Letter Agreement, (iv) the net amount of indebtedness to R.R. Donnelley set forth on Schedule D to the Letter Agreement, (v) the Liabilities retained or
         ----------
assumed by MMI pursuant to Article 3 hereof, and (vi) all Liabilities of Stream International or its Subsidiaries (other than, to the extent covered in clause
(i) above, the MMI Subsidiaries) arising out of or related to actions, omissions or events occurring at or prior to the time of the Distribution which are not included in the CST Assumed Liabilities or Stream International Liabilities;

provided, however, that the term "MMI Assumed Liabilities" shall not include any
--------  -------
Liabilities related to Taxes (it being understood that Liabilities related to Taxes shall be governed by the Tax Indemnification Agreements).

     MMI Balance Sheet means the MMI balance sheet as of November 30, 1997,
     -----------------
prepared in accordance with GAAP, a copy of which will be furnished by MMI to Stream International pursuant to Section 6.7.1 hereof.

     MMI Benefit Plans shall have the meaning ascribed in Section 3.1.
     -----------------

     MMI Business means (i) the businesses, Assets and operations of Stream
     ------------
International and its Subsidiaries primarily related to the development, marketing and sale of printing, CD-ROM and disk replication, packaging, fulfillment and inventory management services, including, without limitation, all businesses, Assets or operations primarily managed or operated by, or operationally related primarily to, any of such businesses, which have been sold or otherwise disposed of or discontinued prior to the Drop-down and (ii) following the Drop-down, the businesses, Assets and operations of MMI Holdings and its Subsidiaries as they may be constituted from time to time to the extent not included in clause (i) of this sentence.

     MMI Compensation Agreement shall have the meaning ascribed in
     --------------------------
Section 2.1.3.

     MMI Employee means (i) any individual who, on or immediately prior to the
     ------------
date hereof was employed by Stream International or any of its Subsidiaries, or who is on a leave of absence approved by Stream International or any of its Subsidiaries and who, immediately after the Distribution, is employed by MMI Holdings or any MMI Subsidiary, or who is continuing on a leave of absence approved by MMI Holdings or any MMI Subsidiary, and (ii) any individual whose employment is transferred from Stream International or any of its Subsidiaries to MMI Holdings or any MMI Subsidiary within 12 months after the date hereof.

     MMI Foreign Benefit Plans shall have the meaning ascribed in Section 3.1.
     -------------------------

     MMI Holdings shall have the meaning ascribed in the Preamble.
     ------------

     MMI Indemnitee shall have the meaning ascribed in Section 5.1.
     --------------

     MMI Subsidiary means the Subsidiaries of Stream International listed on
     --------------
Schedule A hereto, each of which were Subsidiaries of MMI Holdings prior to the
----------
date hereof or will become Subsidiaries of MMI Holdings as a result of the Drop-down.

     New MMI Savings Plan shall have the meaning ascribed in Section 3.4.3.
     --------------------

     1995 Contribution Agreement means the Contribution Agreement dated as of
     ---------------------------
April 21, 1995, among R.R. Donnelley, Stream International Holdings Inc. (formerly known as R.R. Donnelley Global Software Services Corp. and now known as Stream International Inc.) and Software Holdings, Inc.

     Person means any natural person or any corporation, association,
     ------
partnership, joint venture, company, limited liability company, trust, organization, business or government or any governmental agency or political subdivision thereof.

     Record Date means the close of business on the date to be determined by the
     -----------
Stream International Board as the record date for the Distribution.

     Restructuring Expenses shall have the meaning ascribed in Section 7.3.
     ----------------------

     R.R. Donnelley means R.R. Donnelley & Sons Company, a Delaware corporation.
     --------------

     Security Interest means any mortgage, security interest, pledge, lien,
     -----------------
charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

     Services Agreements means the Transitional Service Agreement between SISC
     -------------------
and MMI, the Transitional Service Agreement between SISC and CST and the Transitional Service Agreement between MMI and CST, each dated the date hereof, pursuant to which the parties will provide various services to each other following the date hereof.

     SISC shall have the meaning ascribed in the Preamble.
     ----

     Stream International shall have the meaning ascribed in the Preamble.
     --------------------

     Stream International Assets means all Assets of Stream International and
     ---------------------------
its Subsidiaries used primarily in the Stream International Business, including, but not limited to (i) Assets reflected on the Stream International Balance Sheet, and (ii) Assets shown on Schedule E to the Letter Agreement; provided,
                                ----------                          --------
however, that the term "Stream International Assets" shall not include the CST
-------
Assets, the MMI Assets, the outstanding stock issued by and the Assets of Corporate Software & Technology GmbH (f/k/a Stream International GmbH), and the outstanding stock issued by and the Assets of Corporate Software & Technology Limited (f/k/a Corporate Software Limited) and its Subsidiary, International Software Limited.

     Stream International Balance Sheet means the Stream International balance
     ----------------------------------
sheet as of November 30, 1997, prepared in accordance with GAAP, a copy of which will be furnished to MMI Holdings in accordance with Section 6.7.4.

     Stream International Board means the Board of Directors of Stream
     --------------------------
International.

     Stream International Business means (i) the businesses, Assets and
     -----------------------------
operations of Stream International and its Subsidiaries primarily related to the development, marketing and sale of outsource technical support services, including, without limitation, all businesses, Assets of any Person or operations primarily managed or operated by, or operationally related primarily to, any of such businesses which have been sold or otherwise disposed of or discontinued prior to the Drop-down and (ii) following the Drop-down, the businesses, Assets and operations of Stream International or its Subsidiaries as they may be constituted from time to time to the extent not included in clause
(i) of this sentence; provided, however, that the term "Stream International
                      --------  -------
Business" shall not include the MMI Business or the CST Business.

     Stream International Common Stock means the Class A, Class A-1, Class B-N
     ---------------------------------
and Class B-V Common Stock, each par value $.01 per share, of Stream International.

     Stream International Indemnitee shall have the meaning ascribed in
     -------------------------------
Section 5.2.

     Stream International Liabilities means (i) all Liabilities of Stream
     --------------------------------
International or any of its Subsidiaries relating primarily to the Stream International Business, including, without limitation, all Liabilities related primarily to the Stream International Assets, but excluding all indebtedness for borrowed money to R.R. Donnelley other than as set forth in clause (iii) below,
(ii) all Liabilities reflected on the Stream International Balance Sheet, but excluding all indebtedness for borrowed money to R.R. Donnelley other than as set forth in clause (iii) below, (iii) the net indebtedness to R.R. Donnelley shown on Schedule F to the Letter Agreement and (iv) the Liabilities identified
         ----------
on Schedule G to the Letter Agreement; provided, however, that the term "Stream
   ----------                          --------  -------
International Liabilities" shall not include Liabilities of Stream International as a guarantor of or surety for any MMI Assumed Liabilities or CST Assumed Liabilities, shall not include the MMI Assumed Liabilities or the CST Assumed Liabilities, and shall not include any Liabilities related to Taxes (it being understood that Liabilities related to Taxes shall be governed by the Tax Indemnification Agreements).

     Stream International Option means a stock option, granted under Stream
     ---------------------------
International's 1995 Stock Option Plan, 1995 Replacement Stock Option Plan or 1995 California Stock Option Plan, outstanding as of the Distribution Date.

     Stream International Subsidiary means the Subsidiaries of Stream
     -------------------------------
International, other than CST Holdings or any CST Subsidiary, MMI Holdings or any MMI Subsidiary, Corporate Software & Technology GmbH (f/k/a Stream International GmbH), Corporate Software & Technology Limited (f/k/a Corporate Software

Limited), and International Software Limited, including without limitation, the entities listed on Schedule B hereto.
                   ----------

     Stream IPO shall have the meaning ascribed in the Preamble.
     ----------

     Stream Savings Plan shall have the meaning ascribed in Section 3.4.1.
     -------------------

     Subsidiary, as used herein with respect to any Person, means any other
     ----------
Person of which such Person shall at the time own, directly or indirectly through one or more Subsidiaries, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, or shall hold at least a majority of partnership or similar interests, or shall be a general partner.

     Target Amounts shall have the meaning ascribed in Section 2.1.6.
     --------------

     Tax shall have the meaning ascribed in the Tax Sharing Agreement.
     ---

     Tax Indemnification Agreements means the Tax Sharing Agreement and the Tax
     ------------------------------
Reimbursement Agreement.

     Tax Reimbursement Agreement means the Tax Reimbursement Agreement between
     ---------------------------
Stream International and R.R. Donnelley, dated the date hereof.

     Tax Return shall have the meaning ascribed in the Tax Sharing Agreement.
     ----------

     Tax Sharing Agreement means the Tax Sharing Agreement among Stream
     ---------------------
International, MMI Holdings, MMI, CST Holdings and CST, dated the date hereof.

     Third Party Claim shall have the meaning ascribed in Section 5.4.1.
     -----------------

     Third Party Claim Notice shall have the meaning ascribed in Section 5.4.1.
     ------------------------

     Transfer Date means (i) with respect to any MMI Employee described in
     -------------
clause (a) of the definition of MMI Employee, the date hereof, and (ii) with respect to any MMI Employee described in clause (b) of the definition of MMI Employee, the date on which such MMI Employee's employment is transferred from Stream International or any Stream International Subsidiary to MMI Holdings or any MMI Subsidiary.

     Unaudited Financial Statements shall have the meaning ascribed in
     ------------------------------
Section 2.9.

                                   ARTICLE 2

                                THE SEPARATION

     This Article 2 sets forth certain transactions to be consummated in connection with the Drop-down. Subject to the terms and conditions of this Agreement, the parties shall consummate such transactions on (except to the extent specified in Section 2.1.3) the date hereof at such times and in such sequence as they shall mutually agree.

     2.1  Transfer of MMI Assets and Assumption of MMI Assumed Liabilities.
          ----------------------------------------------------------------

          2.1.1    Transfer of Assets.  Except as set forth in Section 2.1.3,
                   ------------------
on the date hereof, Stream International and/or the Stream International Subsidiaries shall, to the extent necessary by means of appropriate Conveyancing Instruments, convey, transfer, assign and deliver to MMI Holdings or, if directed by MMI Holdings, to its Subsidiaries, and MMI Holdings (or its Subsidiaries, as applicable) will accept from Stream International and/or the Stream International Subsidiaries, all of Stream International's or its Subsidiaries' rights, title and interest in and to all of the MMI Assets.

          2.1.2    Assumption of Liabilities.  In consideration for the
                   -------------------------
contribution described in Section 2.1.1, simultaneously with such contribution,
(i) MMI Holdings and/or its Subsidiaries shall, to the extent necessary by means of appropriate Conveyancing Instruments, assume all of Stream International's and its Subsidiaries' (other than any MMI Subsidiary) duties, obligations and responsibilities with respect to the MMI Assumed Liabilities and (ii) MMI Holdings shall issue to Stream International voting common stock and preferred stock of MMI Holdings.

          2.1.3    Transfer to MMI.  Other than certain foreign MMI Assets that
                   ---------------
have been assigned prior to the date hereof, no MMI Asset shall be conveyed, transferred, assigned or delivered under this Section 2.1, and any purported conveyance, transfer, assignment, or delivery of any MMI Asset under this
Section 2.1 shall be null and void, unless (i) simultaneously therewith or immediately prior thereto MMI Holdings shall have delivered to Bain Capital Inc. shares of non-voting common stock of CST Holdings pursuant to the MMI Compensation Agreement among Stream International, MMI Holdings and Bain Capital Inc. dated as of December 10, 1997 (the "MMI Compensation Agreement") and (ii) at the time of any such conveyance, transfer, assignment or delivery, no person shall own or have any beneficial interest in any non-voting stock of MMI Holdings other than Bain Capital Inc. Immediately after the consummation of all of the transfers and assumptions described in Sections 2.1.1 and 2.1.2, MMI Holdings shall contribute all of the MMI Assets it received to MMI and MMI shall assume all of the MMI Assumed Liabilities which had been assumed by MMI Holdings (other than those described in clause
(iv) of the definition of MMI Assumed Liabilities).

          2.1.4    Further Assurances.
                   ------------------

                   (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable efforts, prior to, on and after the date hereof, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including execution of Conveyancing Instruments relating to the assumption by MMI Holdings and MMI of MMI Assumed Liabilities that arise after the Drop-down.

                   (b) Without limiting the foregoing, prior to, on and after the date hereof, each party hereto shall cooperate with each other party hereto, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfer of the MMI Assets, and the assignment and assumption of the MMI Assumed Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, use commercially reasonable efforts to take such other actions as may be reasonably necessary to vest in such other party good and marketable title, free and clear of any Security Interest other than a Security Interest securing a MMI Assumed Liability, if and to the extent it is practicable to do so. In the event and to the extent that any such required consent, approval or authorization to assign and assume an agreement, lease, commitment or obligation which is an MMI Asset or MMI Assumed Liability is not obtained, (i) Stream International or its applicable Subsidiary shall continue to be bound thereby and (ii) from and after the date hereof, MMI Holdings or its Subsidiaries shall pay, perform and discharge fully all the obligations of Stream International or its applicable Subsidiary thereunder and MMI Holdings and MMI shall indemnify, as set forth in
Section 5.2 hereof, Stream International or its applicable Subsidiary for all Indemnifiable Losses arising out of such performance or failure to perform by MMI Holdings or its Subsidiaries or out of the failure to obtain any Consents or Governmental Approval. Stream International or its applicable Subsidiary shall, without the payment of any further consideration, pay and remit to MMI promptly any monies, rights and other considerations received by Stream International or its applicable Subsidiary in respect of such performance. Stream International or its applicable Subsidiary shall exercise or exploit its rights and options under all such third party agreements, leases, licenses and other rights and commitments referred to in this Section 2.1.4(b) which are MMI Assets only as reasonably directed by MMI and at MMI's expense. If and when any such Consent or Governmental Approval shall be obtained or such agreement, lease, license or other right shall otherwise become assignable or be able to be novated, Stream International or its applicable Subsidiary shall promptly assign and novate all its rights and obligations thereunder to MMI Holdings or its Subsidiaries without payment of further consideration and MMI Holdings or its Subsidiaries shall, without the payment of any further consideration, assume such rights and obligations. Without limiting the foregoing obligations, with respect to the Guaranty between Stream International Inc. and Microsoft Corporation dated June 2, 1995, MMI Holdings shall use its best efforts to have such Guaranty assigned to MMI Holdings by February 15, 1998.

          2.1.5  Tax Treatment of Drop-down.  Each of MMI Holdings, MMI and
                 --------------------------
Stream International shall, and shall cause each of its Affiliates after the Drop-down to (i) treat the transactions provided for in Sections 2.1.1 and 2.1.2 of this Agreement as a taxable exchange, and not as a transaction described in
Section 351 of the Code, for federal income tax purposes (and all other applicable income tax purposes) and (ii) file Form 8594, and all their respective federal, state, local and other Tax Returns required to be filed.

          2.1.6  Allocation of Cash.  Notwithstanding anything herein to the
                 ------------------
contrary, but subject to Section 3.2 hereof, the consolidated aggregate cash held by Stream International and its Subsidiaries as of October 31, 1997, shall be allocated to the particular business (i.e., the CST Business, the MMI Business or the Stream International Business) that generated such cash, provided that the maximum amount allocated to CST pursuant to this sentence shall be $7,500,000, the maximum amount allocated to MMI pursuant to this sentence shall be $12,500,000 and the maximum amount allocated to Stream International pursuant to this sentence shall be $5,000,000 (such amounts are hereinafter referred to as the "Target Amounts"). If any business has generated cash in excess of its Target Amount, such excess shall be allocated to the other businesses, pro rata based on the ratio of their Target Amounts, until one of such businesses has been allocated its Target Amount. Any remaining excess shall be allocated to the remaining business until it has been allocated its Target Amount. If the consolidated aggregate cash held by Stream International and its Subsidiaries as of October 31, 1997 exceeds $25,000,000, the amount in excess of $25,000,000 shall be allocated 30% to CST, 50% to MMI and 20% to Stream International. Any cash generated after October 31, 1997 shall remain with the particular business (i.e., the CST Business, the MMI Business or the Stream International Business) that generated such cash; provided, however, that the proceeds received by Stream International pursuant to that certain Asset Purchase Agreement dated as of the date hereof between Stream International and R.R. Donnelley Norwest, Inc. shall be allocated 40% to the MMI Business and 60% to the CST Business.

     2.2   Ancillary Agreements.  On (except to the extent specified in
           --------------------
Section 2.1.3) the date hereof, Stream International, MMI Holdings and MMI, as the case may be, shall enter into each of the Ancillary Agreements.

     2.3   Resignations.  At the request of Stream International, MMI Holdings
           ------------
shall cause all MMI Employees to resign effective on the date hereof from all boards of directors or similar governing bodies of Stream International or any Stream International Subsidiary on which they serve, and from all positions as officers of Stream International or any Stream International Subsidiary in which they serve. At the request of MMI Holdings, Stream International shall cause all of its own and all of the Stream International Subsidiaries' employees and directors (other than MMI Employees and those directors of Stream International who will continue to serve as directors of MMI or MMI Holdings) to resign effective on the date hereof from all boards of directors or similar governing bodies of MMI Holdings or any MMI Subsidiary on which they serve, and from all positions as officers of MMI Holdings or any MMI Subsidiary in which they serve.

     2.4   Transfers Not Effected on or Prior to the Drop-down.  Nothing herein
           ---------------------------------------------------
shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that Stream International and MMI Holdings and their
         --------  -------
respective Subsidiaries shall cooperate to seek to obtain any necessary Consents or Governmental Approvals for the transactions contemplated by this Article 2. In the event that any transfer of Assets or Liabilities has not been consummated, effective as of or prior to the date hereof, the party retaining such Asset or Liability shall thereafter hold such Asset for the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed (at the expense of the party to whom such Liability is to be transferred), and each party will take such other action as may be reasonably requested by the other party in order to place the party to whom such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred as of the date hereof. As and when any such Asset or Liability becomes transferable, such transfer shall be effected forthwith.

     2.5   No Representations or Warranties; Consents.  MMI Holdings understands
           ------------------------------------------
and hereby agrees that Stream International is not, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, nor shall Stream International be deemed or implied to be, representing or warranting in any way except as, and only to the extent, required by applicable law (i) as to the value or freedom from encumbrance or Security Interest of, or any other matter concerning, any of the MMI Assets transferred or to be transferred to MMI Holdings as contemplated by this Article 2 or (ii) as to the legal sufficiency to convey title to any such Asset of the execution, delivery and filing of this Agreement or any Ancillary Agreement, including, without limitation, any Conveyancing Instruments, IT BEING UNDERSTOOD AND HEREBY AGREED THAT ALL MMI ASSETS ARE BEING TRANSFERRED "AS IS, WHERE IS" and that MMI Holdings shall bear the economic and legal risk that any conveyances of such Assets shall prove to be insufficient or that MMI Holdings or any of its Subsidiaries' title to any such assets shall be other than good and marketable and free from encumbrances or Security Interests. Similarly, MMI Holdings understands and hereby agrees that Stream International is not, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, nor shall Stream International be deemed or implied to be, representing or warranting in any way that the obtaining of any Consents or Governmental Approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement or such other agreements or documents shall satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments, it being understood and hereby agreed that MMI Holdings and the MMI Subsidiaries shall bear the economic and legal risk that any necessary Consents or Governmental Approvals are not obtained or that any requirements of laws or judgments are not complied with. Notwithstanding the foregoing, the parties shall use reasonable efforts to obtain all Consents and Governmental Approvals, to enter into all amendatory agreements and to make all filings and applications which may be required for the consummation of the transactions contemplated by this Agreement.

     2.6   Insurance.  MMI agrees that it will purchase, to the extent available
           ---------
at a reasonable cost, insurance policies to be in effect as of the Distribution Date which provide substantially the same types of coverage as the policies maintained by Stream International or R.R. Donnelley under the Insurance Program with respect to the MMI Business, including without limitation any insurance required by any lease of real or personal property. Stream International shall, if so requested by MMI, use reasonable efforts to assist MMI in obtaining such initial insurance coverage for MMI from and after the Distribution in such amounts as are agreed upon by Stream International and MMI. Following the Distribution, each of Stream International and MMI shall cooperate with and assist the other party in the prevention of conflicts or gaps in insurance coverage and/or collection of proceeds.

     2.7   Stock Options.  Prior to the Distribution, Stream International shall
           -------------
adjust each Stream International Option by reducing to $4.86 the per share exercise price for such option (other than options with exercise prices at or above $4.86 per share and options held by Messrs. Cowan, Leahy, Moore and Rosenthal and certain options held by Mr. Morphis) and by providing, with respect to those option holders who will be employed by MMI Holdings, CST Holdings or their Subsidiaries following the Distribution, that the option terminates three months after the option holder ceases to be employed by MMI Holdings or CST Holdings or their Subsidiaries, as the case may be (each such option, as so adjusted prior to the Distribution Date, the "Adjusted Option").

     In connection with the Distribution, each Stream International Option to purchase shares of Class A Common Stock of Stream International shall be supplemented with an option to purchase an identical number of shares of voting stock of each of CST Holdings and MMI Holdings, and each Stream International Option to purchase shares of Class B Common Stock of Stream International shall be supplemented with an option to purchase such number of shares of voting stock of each of CST Holdings and MMI Holdings as is equal to the number of shares of Class A Common Stock into which the shares of Class B Common Stock covered by such option would be convertible at the conversion rate fixed on the date of the Drop-down (collectively, the "Additional Options"). The per share exercise price for the Additional Options shall be equal to the product determined by multiplying the exercise price per share of Stream International Common Stock at which such Stream International Option was exercisable by 11.93% in the case of the Additional Option granted by MMI Holdings and 38.48% in the case of the Additional Option granted by CST Holdings. The per share exercise price for each Stream International Option shall be reduced by an amount equal to the aggregate exercise price of the Additional Options granted in respect of such option. The Additional Options shall be subject to the terms of the MMI Holdings and CST Holdings 1997 Class A Replacement Stock Option Plans, 1997 Class A California Replacement Stock Option Plans and 1997 Class B Replacement Stock Option Plans, as applicable.

     Notwithstanding all the foregoing in this Section 2.7, if the holder of an outstanding Stream International Option does not consent in writing to the adjustment of such holder's option in accordance with the foregoing, such holder's option shall not be adjusted and no Additional Options shall be granted to such holder.

     Upon termination of employment of any employee of MMI Holdings or any MMI Subsidiary who has an Adjusted Option, MMI Holdings shall provide to Stream International and CST the name of such employee and the date the employee ceased employment with MMI Holdings or any MMI Subsidiary and shall indicate whether the termination was for cause. Upon Stream International's request from time to time, MMI shall also provide a complete list of employees of MMI Holdings or any MMI Subsidiary who have Adjusted Options, which list shall show such holder's name, Social Security number and address and shall include such other information as Stream International shall reasonably request.

     Upon termination of employment of any employee of Stream International or any Stream International Subsidiary who has an Additional Options granted by MMI Holdings, Stream International shall provide to MMI Holdings the name of such employee and the date the employee ceased employment with Stream International or a Stream International Subsidiary and shall indicate whether the termination was for cause. Upon MMI Holdings' request from time to time, Stream International shall also provide a complete list of employees of Stream International or any Stream International Subsidiary who have Additional Options granted by MMI Holdings, which list shall show such holder's name, Social Security number and address and shall include such other information as MMI Holdings shall reasonably request.

     2.8   Extension of Certain Leases.
           ---------------------------

     To the extent Stream International or R.R. Donnelley has any contingent liability following the date hereof, whether as a primary obligor, guarantor or otherwise with respect to any lease of real property to which MMI Holdings or a MMI Subsidiary is a party on the date hereof or which is assigned or purported to be assigned to MMI Holdings or a MMI Subsidiary pursuant to this Agreement or any Ancillary Agreement, MMI Holdings or the MMI Subsidiary, as the case may be, shall cause any such contingent liability of Stream International, any Stream International Subsidiary and R.R. Donnelley to be extinguished upon the earlier of the time of lease renewal or the time of any extension thereof.

     2.9   Financial Statements.
           --------------------

     At or prior to the Drop-down, MMI shall deliver to Stream International a complete and correct copy of the audited consolidated balance sheet of MMI as of December 31, 1996, and the related statements of income, stockholders' equity, retained earnings and changes in financial condition of MMI for the fiscal year then ended (collectively, the "Audited Financial Statements"). At or prior to the Drop-down, MMI shall also furnish to Stream International a complete and correct copy of the unaudited balance sheet of MMI as at September 30, 1997 and the related statements of operations and cash flow for the nine months then ended, compiled by MMI (collectively, the "Unaudited Financial Statements").
MMI Holdings represents that, and the Chief Financial Officer or Treasurer of MMI shall deliver a Certificate stating that, the Audited Financial Statements and Unaudited Financial Statements are complete and correct, are in accordance with the books and records of MMI and present fairly the financial condition and results of operations of MMI, as at the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied, except that the Unaudited Financial Statements have been prepared for the internal use of management and may not be in accordance with generally accepted accounting principles because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which in the aggregate will not be material.

                                   ARTICLE 3

                   CERTAIN EMPLOYEE AND BENEFIT PLAN MATTERS


     3.1   Certain MMI Plans; Assumption of Obligations by MMI.  Stream
           ---------------------------------------------------
International or its Subsidiaries maintain the Employee Benefit Plans listed on
Schedule 3.1 hereto for the benefit of the U.S. employees of the MMI Business (the "MMI Benefit Plans"). Except as provided in Section 3.4 with respect to the Stream Savings Plan, and concurrently with the action described in
Section 2.1.1, Stream International will transfer and assign all MMI Benefit Plans to MMI Holdings, and MMI Holdings will immediately thereafter transfer and assign all MMI Benefit Plans to MMI and MMI will (i) accept such transfer and assignment, (ii) assume and adopt all MMI Benefit Plans, (iii) assume any Liabilities with respect to such MMI Benefit Plans whether arising before or after the date hereof and (iv) assume any Liabilities arising (whether before or after the date hereof) under any Employee Benefit Plan maintained by Stream International or its Subsidiaries, which is not a MMI Benefit Plan, to the extent related to MMI Employees and Former MMI Employees including, but not limited to, under any Employee Benefit Plans maintained up to the date hereof by Stream International or its Subsidiaries under the laws of any country other than the United States (the "MMI Foreign Benefit Plans") with respect to MMI Employees or Former MMI Employees. Nothing in this Agreement shall be construed to prevent MMI from altering or discontinuing any MMI Benefit Plan or MMI Foreign Benefit Plan after the Distribution Date, provided that such alteration or discontinuance relates only to MMI Employees or Former MMI Employees. In addition to the Liabilities assumed pursuant to the foregoing, MMI will assume all Liabilities relating to any Employee Benefit Plan of Stream International or its Subsidiaries which relate to matters occurring prior to the Distribution, such as any Liabilities arising in connection with the administration of any Employee Benefit Plan, to the extent such Liabilities do not relate solely to the CST Business or the Stream International Business or do not relate solely to a specific employee of the CST Business or the Stream International Business.

     3.2   Certain Payments by Stream International.  Stream International and
           ----------------------------------------
its Subsidiaries hereby agree to continue making all regular payments, whether for insurance premiums, benefits, expenses or other related purposes to (i) any MMI Benefit Plan, or (ii) any Employee Benefit Plan maintained by Stream International or its Subsidiaries, with respect to any participating MMI Employee or participating Former MMI Employee through the date hereof, consistent with the manner and timing of such payments which are made with respect to any employee or former employee of Stream International or its Subsidiaries who are participating in the same or comparable Employee Benefit Plans maintained by Stream International or its

Subsidiaries. The amount of any such payments made after November 30, 1997, or made prior to such date to the extent relating to any period following such date, shall be deducted from the cash allocated to MMI pursuant to Section 2.1.6 and added to the cash allocated to Stream International pursuant to such
Section 2.1.6. In addition, Stream International and its Subsidiaries shall continue to make such payments with respect to any MMI Employee whose employment is transferred from Stream International or any of its Subsidiaries to MMI or any MMI Subsidiary within 12 months through the date hereof until the date of such transfer.

     3.3   Employees on Certain Leave.  If any individual who becomes a MMI
           --------------------------
Employee is on a leave of absence approved by Stream International or any of its Subsidiaries on his or her Transfer Date and continues on a leave approved by MMI or any MMI Subsidiary after the Transfer Date, then such leave shall continue under MMI's leave policies and MMI shall assume any liability for any benefits provided by Stream International or any Stream International Subsidiary prior to the Transfer Date or any benefits required to be provided to such MMI Employee by law; provided that the maximum amount and duration of such benefits as well as the duration of the leave provided before and after the Transfer Date shall not exceed the limits under the applicable Stream International or Stream International Subsidiary policy.

     3.4   Stream Savings Plan.
           -------------------

           3.4.1  Creation of Multiple Employer Plan.  The Stream Savings and
                  ----------------------------------
Retirement Program was established for the benefit of all U.S. employees of Stream International and its Subsidiaries under Section 401(k) of the Code (the "Stream Savings Plan"). On the date hereof the Stream Savings Plan will be adopted by MMI Holdings, the MMI Subsidiaries, CST Holdings and the CST Subsidiaries as additional plan sponsors. Therefore, the Stream Savings Plan will then be maintained by a controlled group of corporations as defined under
Section 414 of the Code ("Controlled Group") as well as corporations that are not part of the Controlled Group. In addition, Stream International has approved the amendment of the Stream Savings Plan, effective upon the Distribution Date, into a multiple employer plan in order to continue to provide benefits under the terms of the Stream Savings Plan, as amended, for employees or former employees of any of the corporations that have adopted the Stream Savings Plan, which corporations, as of the Distribution Date, or thereafter, cease to be a member of the Controlled Group that includes Stream International. All assets of the Stream Savings Plan will continue to be maintained in the existing trust established thereunder.

           3.4.2  Subsequent Contributions.  After the date hereof, MMI
                  ------------------------
Employees will continue to make contributions to the Stream Savings Plan, without interruption, based on elections made by them in accordance with the terms of the Stream Savings Plan. Each MMI Employee who is making salary reduction contributions to the Stream Savings Plan immediately prior to his or her Transfer

Date, with respect to compensation paid on or before such Transfer Date, and who continues to be employed by MMI or a MMI Subsidiary until the end of the calendar quarter in which such Transfer Date occurs, will have matching contributions made to the Stream Savings Plan as of the end of such calendar quarter by MMI, with respect to all such contributions made during such calendar quarter. Stream International shall cease making any matching contributions with respect to MMI Employees' salary reduction contributions after making its matching contribution for the calendar quarter which ends immediately prior to the calendar quarter which includes the Transfer Date of MMI Employees.

           3.4.3  New Savings Plan.  No later than March 31, 1998, MMI shall
                  ----------------
establish a new savings plan under Section 401(k) of the Code with such terms and conditions, subject to the limitations of Code Section 411(d)(6), as MMI may provide and all contributions with respect to MMI Employees will thereafter be made to such new savings plan (the "New MMI Savings Plan"). No later than March 31, 1998, MMI shall direct the trustee of the trust established under the Stream Savings Plan to transfer to the trust established under the New MMI Savings Plan, in such manner and at such time as the trustee of the New MMI Savings Plan and the trustee of the Stream Savings Plan shall reasonably agree, any Assets and Liabilities allocable to the individual accounts maintained with respect to participants and beneficiaries in the Stream Savings Plan who are MMI Employees or Former MMI Employees, subject to the requirements of Section 414 of the Code.

     3.5   Employee Matters.  MMI agrees to (i) be solely responsible for all
           ----------------
employment law compliance with respect to the transfer of all MMI Employees; and
(ii) to assume any Liabilities, whether arising before or after the date hereof, with respect to any MMI Employee or Former MMI Employee related to (a) employment with Stream International or any of its Subsidiaries, including, without limitation, any accrued vacation or severance pay, and (b) the transfer of employment to MMI or any MMI Subsidiary or any subsequent termination of such employment.

     3.6   Information Regarding Certain Former Employees of R.R. Donnelley. MMI
           ----------------------------------------------------------------
(or, if applicable, its Subsidiaries) shall assume the obligations under
Section 7.2(b)(3) of the 1995 Contribution Agreement including, without limitation, the obligation to provide information relating to the termination of an Eligible RRD Newco Employee (as defined in Section 7.2(b)(6) of the 1995 Contribution Agreement) who is a MMI Employee. Such termination information shall be provided to R.R. Donnelley as such information is available to MMI or any of its Subsidiaries.

                                   ARTICLE 4

                               THE DISTRIBUTION

     4.1   Action Prior to the Distribution.  Stream International and MMI
           --------------------------------
Holdings shall take all such action (if any) as may be necessary or appropriate under the securities or blue sky laws of the United States or any individual state (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

     4.2   Stream International Board Action; Conditions Precedent to the
           --------------------------------------------------------------
Distribution.  The Stream International Board shall, in its discretion,
------------
establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. The consummation of the Distribution shall be subject to the consummation in all material respects of each of the transactions contemplated by Article 2 hereof that are required to be consummated prior to the Distribution; provided, however, that the
                                          --------  -------
satisfaction of such condition shall not create any obligation on the part of Stream International to effect the Distribution or in any way limit Stream International's power to abandon the Distribution as set forth in Section 7.8 hereof.


                                   ARTICLE 5

                                INDEMNIFICATION

     5.1   Indemnification by Stream International for Stream International
           ----------------------------------------------------------------
Liabilities.  Except as set forth in the Services Agreement between SISC and
-----------
MMI, Stream International shall indemnify, defend and hold harmless MMI Holdings and each Affiliate of MMI Holdings (including the MMI Subsidiaries) and each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing (the "MMI Indemnitees") from and against any and all losses, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions) (collectively, "Indemnifiable Losses") of the MMI Indemnitees (i) arising out of or due to the failure or alleged failure of Stream International or any of its Affiliates to pay, perform or otherwise discharge in due course any Stream International Liabilities or (ii) arising out of Stream International's or any Stream International Subsidiary's performance of, or failure to perform, any of its covenants or agreements contained in this Agreement.

     5.2   Indemnification by MMI for MMI Liabilities.  Except as set forth in
           ------------------------------------------
the Services Agreement between SISC and MMI, MMI Holdings and MMI shall jointly and severally indemnify, defend and hold harmless Stream International and each Affiliate of Stream International (including the Stream International Subsidiaries) and each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing (the "Stream International Indemnitees") from and against any and all Indemnifiable Losses (i) arising out of or due to the failure or alleged failure of MMI Holdings or any of its Affiliates to pay, perform or discharge any MMI Assumed Liability (without regard to whether all applicable Consents and Governmental Approvals relating to the assumption thereof have been obtained);
(ii) arising out of the failure to obtain any Consents or Governmental Approvals required for the Drop-down and the Distribution; (iii) arising out of any violation or alleged violation of applicable laws, regulations, rules or orders of a Governmental Authority, including, but not limited to, federal or state securities law, in connection with the transactions contemplated by this Agreement, including the Drop-down and the Distribution (other than in connection with the Stream IPO); (iv) arising out of MMI Holdings' or any MMI Subsidiary's performance of, or failure to perform, any obligations described in
Section 2.1.4(b)(ii) hereof; (v) arising out of or related to the contingent liabilities referred to in Section 2.8 hereof or (vi) arising out of MMI Holdings' or any MMI Subsidiary's performance of, or failure to perform, any of its covenants or agreements contained in this Agreement.

     5.3   Limitations on Indemnification Obligations.  The amount which any
           ------------------------------------------
party (an "Indemnifying Party") is required to pay to any MMI Indemnitee or Stream International Indemnitee (an "Indemnitee") pursuant to Sections 5.1 or
5.2 hereof shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related Indemnifiable Loss. To the extent an Indemnifying Party makes full payment in respect of an Indemnifiable Loss and such Indemnifiable Loss is covered by an insurance policy which has not been the subject of an effective assignment to the Indemnifying Party, at the request of the Indemnifying Party, the Indemnitee shall use commercially reasonable efforts at the expense of the Indemnifying Party (which expenses shall be deemed to include any increase in insurance premiums of the Indemnitee attributable to the filing of such claims) to enforce any and all claims under such insurance policy in respect of such Indemnifiable Loss for the benefit of the Indemnifying Party. If any Indemnitee shall have received the full payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any expenses in obtaining the same), but not to exceed the net amount of the payments previously received by the Indemnitee from the Indemnifying Party in respect of such Indemnifiable Loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing herein shall require an Indemnitee to enforce claims under an insurance policy before proceeding to enforce its rights to indemnification against an Indemnifying Party.

     5.4   Procedure for Indemnification.
           -----------------------------

           5.4.1  Third Party Claims; Notice.  If an Indemnitee shall receive
                  --------------------------
notice or otherwise learn of (i) a default or breach by an Indemnifying Party under any agreement or instrument with a third party to which the Indemnifying Party is a party, (ii) the assertion by any other Person of any claim other than a claim relating to Taxes or (iii) the commencement by any such Person of any Action (other than an Action relating to Taxes) (clauses (i), (ii) and (iii) are each hereinafter referred to as a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this
Article 5, such Indemnitee shall give such Indemnifying Party written notice thereof within 10 business days after becoming aware of such Third Party Claim ("Third Party Claim Notice"); provided, however, that the failure of any
                              --------  -------
Indemnitee to give notice as provided in this Section 5.4.1 shall not relieve the related Indemnifying Party of its obligations under this Article 5, except to the extent that such Indemnifying Party actually is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee. Thereafter, such Indemnitee shall deliver to such Indemnifying Party, within five business days after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

     The Indemnifying Party shall have a period of 20 days after the receipt of a Third Party Claim Notice within which to respond thereto. If such Indemnifying Party does not respond within such 20-day period, such Indemnifying Party shall be deemed to have accepted responsibility to indemnify the Indemnitee in respect of the claims specified in the Third Party Claim Notice and shall have no further right to contest its obligation in respect thereof.
If such an Indemnifying Party does respond within such 20-day period and disputes such claim in whole or in part, the Indemnitee and the Indemnifying Party shall resolve the portion of the claim which is disputed in accordance with the provisions of Section 5.4.9 hereof.

           5.4.2  Defense of Third Party Claims.  In case any Third Party Claim
                  -----------------------------
is brought against an Indemnitee and the Indemnifying Party has not disputed its obligation to indemnify the Indemnitee with respect to any part of such Third Party Claim, the Indemnifying Party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, with counsel reasonably satisfactory to such Indemnitee, and after notice from an Indemnifying Party to such Indemnitee of its election so to assume the defense thereof and for so long as the Indemnifying Party diligently pursues such defense, such Indemnifying Party will not be liable to such Indemnitee for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that, if the defendants in any such
                          --------  -------
claim include both the Indemnifying Party and one or more Indemnitees and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees, and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party for all Indemnitees with respect to any single Third Party Claim or group of consolidated related Third Party Claims) shall be paid by such Indemnifying Party. If the Indemnifying Party undertakes to assume the defense of a Third Party Claim, it shall promptly notify the Indemnitee in writing of its intention to do so.

           5.4.3  Cooperation by Indemnitee.  If an Indemnifying Party chooses
                  -------------------------
to defend or to seek to compromise or settle any Third Party Claim, each related Indemnitee shall make available to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or comprise, and shall otherwise cooperate in the defense, settlement or compromise of such Third Party Claim.

           5.4.4  Limitation on Authority to Settle Claim.  Notwithstanding
                  ---------------------------------------
anything else in this Section 5.4 to the contrary, neither an Indemnifying Party nor an Indemnitee shall settle or compromise any Third Party Claim over the objection of the other; provided, however, that consent to compromise or
                        --------  -------
settlement shall not be unreasonably withheld, except that consent to any compromise or settlement involving equitable or injunctive relief against any Indemnifying Party or Indemnitee may be withheld by such Indemnifying Party or Indemnitee for any reason. No Indemnifying Party shall consent to any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each related Indemnitee of a written release from all Liability with respect to such Third Party Claim.

           5.4.5  Other Claims.  Any claim on account of any Indemnifiable Loss
                  ------------
which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party ("Claim Notice"). Such Indemnifying Party shall have a period of 20 days after the receipt of the Claim Notice within which to respond thereto. If such Indemnifying Party does not respond within such 20-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 20-day period and disputes such claim in whole or in part, the Indemnitee and the Indemnifying Party shall resolve the portion of the claim which is disputed in accordance with the provisions of Section 5.4.9 hereof.

           5.4.6  Advancement of Certain Expenses.  Upon the written demand of
                  -------------------------------
an Indemnitee, an Indemnifying Party shall reimburse or advance funds to such Indemnitee for all Indemnifiable Losses reasonably incurred by it in connection with investigating or defending any Third Party Claim in advance of its final disposition; provided, however, that such reimbursement need be made only upon
             --------  -------
delivery to the Indemnifying Party of an undertaking by such Indemnitee to repay all amounts so reimbursed or advanced if it shall ultimately be determined that such Indemnitee is not entitled to indemnification under this Article 5 or otherwise.

           5.4.7  Subrogation to Rights of Indemnitee.  In the event of payment
                  -----------------------------------
by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim of the full amount payable under this Article 5 in respect thereof, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or as against any other Person. In such event, such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

           5.4.8  Named Parties.  The parties hereto acknowledge that it may
                  -------------
not be feasible to substitute MMI for Stream International as a named party in any existing Actions constituting MMI Assumed Liabilities. In such event, Stream International shall remain as a named party and will be able to participate in the defense of such Action (with the liability regarding the legal or other expenses for such participation to be determined pursuant to
Section 5.4.2 hereof), but following the date hereof, MMI Holdings and MMI shall assume the defense of any such Action in accordance with the provisions of this
Section 5.4 and Stream International and its Affiliates shall cooperate with MMI Holdings and MMI as contemplated by Section 5.4 and Article 6 hereof.

           5.4.9  Dispute Resolution.  If an Indemnifying Party disputes all
                  ------------------
or part of a Third Party Claim pursuant to Section 5.4.1 or all or part of a claim other than a Third Party Claim pursuant to Section 5.4.5, such dispute shall be resolved in accordance with the procedure set forth in this Section 5.4.9. Within 10 days after notice by the Indemnifying Party that it disputes the claim in question, the Indemnitee and the Indemnifying Party shall designate in writing one arbitrator to resolve the dispute; provided that if the Indemnitee and the Indemnifying Party cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the Boston, Massachusetts, office of the American Arbitration Association. The arbitrator so designated shall not be an Affiliate of the Indemnitee or Indemnifying Party or any employee of, or consultant to, the Indemnitee, the Indemnifying Party or any of their Affiliates. Within 15 days after the designation of the arbitrator, the Indemnitee, the Indemnifying Party and the arbitrator shall meet, at which time the Indemnitee and the Indemnifying Party shall each be required to set forth in writing all disputed issues and a proposed ruling on each such issue. The arbitrator shall thereupon set a date for a hearing, which shall be no later than 30 days after the submission of the written proposals described in the immediately preceding sentence, to discuss each of the issues identified by the Indemnitee and the Indemnifying Party. Each of the Indemnitee and the Indemnifying Party shall have the right to be represented by counsel. The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

     The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearing described in the immediately preceding paragraph. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the Indemnitee and the Indemnifying Party. The attorneys' fees of the Indemnitee and the Indemnifying Party in any arbitration shall be borne by them as determined by the arbitrator, together with the fees of the arbitrator and the costs and expenses of the arbitration. Any arbitration pursuant to this
Section 5.4.9 shall be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and shall be final and binding upon the parties.

           5.4.10 Determination of Time of Payment of Indemnitee.  With respect
                  ----------------------------------------------
to any claim made by an Indemnitee pursuant to this Article 5, the Indemnifying Party shall have no further right to contest its obligations in respect thereof (or a portion thereof, if applicable pursuant to clause (ii) of this Section 5.4.10) following the occurrence of a Determination Event with respect to such claim (or a portion thereof, if applicable pursuant to clause (ii) of this
Section 5.4.10), and the Indemnifying Party thereafter shall pay all Indemnifiable Losses related to such claim or applicable portion thereof on their respective Due Dates. With respect to a reimbursement or advance of funds made by an Indemnifying Party pursuant to Section 5.4.6, the Indemnifying Party shall have no right to contest the right of the Indemnitee to indemnification (and, hence, no right to demand repayment pursuant to the provison clause of Section 5.4.6) with respect to the claim to which the reimbursement or advance relates (or portion thereof, if applicable pursuant to clause (ii) of this Section 5.4.10) following the occurrence of a Determination Event with respect to such claim (or portion thereof, if applicable pursuant to clause (ii) of this Section 5.4.10). "Determination Event" shall mean the earliest of (i) the failure of the Indemnifying Party to respond to a Third Party Claim Notice or Claim Notice within the applicable 20-day period,
(ii) with respect to any portion of a claim, the failure of the Indemnifying Party to dispute within the applicable 20-day period, its obligation to pay such portion of the claim in its response to a Third Party Claim Notice or Claim Notice, (iii) the written acknowledgment of the Indemnifying Party of its obligation hereunder with respect to such claim or (iv) the decision of an arbitrator pursuant to Section 5.4.9 hereof upholding the obligation of the Indemnifying Party in respect of such claims. "Due Date" shall mean (a) with respect to a Third Party Claim that has been assumed by the Indemnifying Party pursuant to Section 5.4.2 hereof, as and when any sums related to such claim become due and payable, (b) with respect to any Third Party Claim whose defense has not been assumed by the Indemnifying Party, upon written demand by the Indemnitee and (c) with respect to any claim on account of any Indemnifiable Loss which does not result from a Third Party Claim, upon written demand therefor by the Indemnitee; provided, however, that in no event shall the Due
                            --------  -------
Date for any claim occur prior to the Determination Event for such claim.

     5.5   Remedies Cumulative.  The remedies provided in this Article 5 shall
           -------------------
be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, however, that all remedies sought or asserted by an Indemnitee
       --------  -------
against an Indemnifying Party with respect to an Indemnifiable Loss shall be limited by and be subject to the provisions of this Article 5.

     5.6   Nature of Indemnity Payments.  All payments by the Indemnifying Party
           ----------------------------
under Section 5.1 or 5.2 hereof shall be treated, to the maximum extent allowable under applicable Tax laws, as an adjustment to the MMI Assets contributed to MMI Holdings in connection with the Drop-down. The amount of each payment by the Indemnifying Party shall be computed after taking into account all Tax consequences to the Indemnitee, or any Affiliate, of (i) the receipt of (or the right to receive) the payment and (ii) the event or incurrence of the liability that gave rise to the right to receive the payment. In determining the Tax consequences to the Indemnitee, or any Affiliate, for purposes of this Section 5.6, any Tax detriment, in the case of a payment, and any Tax benefit, in the case of an event or an incurrence of a liability, shall be taken into account in the taxable years or periods in which the Indemnitee, or any Affiliate, is required to pay additional Taxes by reason of the payment, or is entitled to a refund of Tax or a reduction in the amount of Taxes it would otherwise be required to pay by reason of the event or the incurrence of the liability.

                                   ARTICLE 6

                      ACCESS TO INFORMATION AND SERVICES

     6.1   Provision of Corporate Records.  Prior to or as soon as practicable
           ------------------------------
following the date hereof, Stream International shall deliver to MMI Holdings all existing corporate books and records in Stream International's possession relating to the MMI Business, including original corporate minute books, stock ledgers and certificates and corporate seals of each of MMI Holdings and each MMI Subsidiary, and all active agreements, active litigation files and records of filings; provided, however, that Stream International shall retain its own
            --------  -------
original corporate minute books, stock ledgers and certificates and corporate seals. Stream International shall also provide to MMI Holdings, unless already in the possession of MMI Holdings or a MMI Subsidiary and only to the extent that Stream International maintains them, lists of trademarks, trade names and copyrights included in the MMI Assets.

     6.2   Access to Information.  From and after the date hereof, Stream
           ---------------------
International shall afford to MMI Holdings and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to third parties possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within Stream International's possession relating to the MMI Business, insofar as such access is reasonably required by MMI Holdings. MMI Holdings likewise shall afford to Stream International and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours to Information within MMI Holdings' possession relating to the Stream International Business, insofar as such access is reasonably required by Stream International. Information may be requested under this Section 6.2 for, without limitation, audit, accounting, claims, litigation, insurance and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

     6.3   Production of Witnesses.  From and after the date hereof, each of MMI
           -----------------------
Holdings and Stream International shall use reasonable efforts to make available to the other upon written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

     6.4   Reimbursement.  Except to the extent otherwise contemplated by the
           -------------
Services Agreements or any other Ancillary Agreement, a party providing Information or personnel to the other party under this Article 6 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or personnel; provided, however, that no such reimbursements shall
                          --------  -------
be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing party.

     6.5   Retention of Records.  Except as otherwise required by law or agreed
           --------------------
to in writing, each of Stream International and MMI Holdings shall retain, and shall cause each of its Subsidiaries to retain, in accordance with such party's record retention program all material Information within such parties' possession or under its control relating to the other and the other's Subsidiaries. Notwithstanding the foregoing, in lieu of retaining any specific Information, Stream International and MMI Holdings may offer in writing to deliver such Information to the other and if such offer is not accepted within 45 days, the offered Information may be destroyed or otherwise disposed of at any time. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of the information be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the cost of the requesting party.

     6.6   Confidentiality.  Each of Stream International and MMI Holdings shall
           ---------------
hold, and shall cause its Subsidiaries, Affiliates, employees, consultants and advisors to hold, in strict confidence all Information concerning the other party and its Affiliates, including without limitation information which the other party and its Affiliates are required by customer or other agreements to keep confidential, obtained by it prior to the Distribution Date or furnished by the other or the other's representatives pursuant to this Agreement (except to the extent that such Information has been (i) in the public domain through no fault of such party or (ii) later lawfully acquired from other sources by such party), and each party shall not release or disclose such Information to any other Person, except as reasonably required to its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as advised by its counsel, by other requirements of law or as necessary to enforce its rights under this Agreement.

     6.7   Financial Statements.
           --------------------

           6.7.1  MMI Holdings shall deliver to Stream International:

                  (a)   no later than December 31, 1997, the MMI Balance Sheet;

                  (b) within 90 days after the end of each fiscal year of MMI Holdings, an audited balance sheet of MMI Holdings as at the end of such year and audited statements of income and of cash flows of MMI Holdings for such year, certified by certified public accountants of established national reputation selected by MMI Holdings, and prepared in accordance with GAAP; and

                  (c) within 45 days after the end of each fiscal quarter of MMI Holdings, an unaudited balance sheet of MMI Holdings as at the end of such quarter, and unaudited statements of income and of cash flow of MMI Holdings for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter.

           6.7.2 The foregoing financial statements shall be prepared on a consolidated basis if MMI Holdings then has any subsidiaries. The financial statements delivered pursuant to clauses (a) and (b) of Section 6.7.1 shall be accompanied by a certificate of the chief financial officer of MMI Holdings stating that such statements have been prepared in accordance with GAAP (except as noted) and fairly present the financial condition and, with respect to the financial statements described in clause (b), results of operations of MMI Holdings at the date thereof and for the periods covered thereby, except that the financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which in the aggregate will not be material.

           6.7.3  MMI Holdings' obligations under clauses (b) and (c) of
Section 6.7.1 shall terminate upon the earliest of (i) the sale of all or substantially all of the assets of MMI or MMI Holdings, (ii) the sale of all or substantially all of the outstanding shares of capital stock of MMI Holdings or MMI (by merger, purchase or otherwise Holdings or MMI but in no event including any transaction required to effect the Distribution) or (iii) the consummation of an initial public offering of equity securities of MMI registered under the Securities Act of 1933, as amended.

           6.7.4 Stream International shall deliver to MMI Holdings, no later than December 31, 1997, the Stream International Balance Sheet, which shall be accompanied by a certificate of the chief financial officer of Stream International stating that such balance sheet has been prepared in accordance with GAAP (except as noted) and fairly presents the financial condition of Stream International as of the date thereof, except that the balance sheet may not be in accordance with GAAP because of the absence of footnotes normally contained therein and are subject to normal year-end adjustments which in the aggregate will not be material.

                                   ARTICLE 7

                                 MISCELLANEOUS

     7.1   Rule of Construction.  Notwithstanding any other provisions in this
           --------------------
Agreement, in the event and to the extent that there shall be a conflict between the provisions of this Agreement (or any Ancillary Agreement or Conveyancing Instrument) and the provisions of the Tax Indemnification Agreements or the Services Agreements, the provisions of the Tax Indemnification Agreements or the Services Agreements, as the case may be, shall control. Subject to the preceding sentence, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement or Conveyancing Instrument, this Agreement shall control. Except as otherwise specifically provided in any particular Ancillary Agreement, all provisions of Section 2.1.3 and of Articles 5 and 7 shall apply to each agreement constituting an Ancillary Agreement.

     7.2   Survival of Agreements.  Except as otherwise contemplated by this
           ----------------------
Agreement, all covenants and agreements of the parties contained in this Agreement and in each Ancillary Agreement, and liabilities for the breach of any obligations contained herein or therein, shall survive the date hereof.

     7.3   Expenses.  Except as otherwise set forth in this Agreement or any
           --------
Ancillary Agreement, all costs and expenses incurred prior to or on the earlier of (i) January 10, 1998 and (ii) the closing of the Stream IPO by CST Holdings, MMI Holdings and/or Stream International in connection with the preparation, execution, delivery and implementation of this Agreement, the Ancillary Agreements, the Contribution Agreement, dated as of even date hereto, among Stream International, SISC, CST Holdings and CST (the "CST Contribution Agreement"), the Ancillary Agreements (as defined in the CST Contribution Agreement) and in connection with the consummation of the transactions contemplated by this Agreement and the CST Contribution Agreement, but unpaid as of the earlier of (i) January 10, 1998 and (ii) the closing of the Stream IPO (collectively, the "Restructuring Expenses"), shall be paid equally by CST Holdings and MMI Holdings to the extent that appropriate documentation concerning such costs and expenses shall be provided by CST Holdings, MMI Holdings and Stream International to CST Holdings and MMI Holdings; provided that no costs or expenses shall be required to be paid to the extent incurred after January 10, 1998.

     7.4   Governing Law.  This Agreement shall be governed by and construed in
           -------------
accordance with the domestic substantive laws of The Commonwealth of Massachusetts without regard to any choice or conflict of law rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

     7.5   Notices.  Any notice, request, demand, claim or other communication
           -------
hereunder shall be in writing and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, and shall be deemed duly given on the date which is three days after such notice, request, demand, claim or other communication is sent:

               to Stream International:

                      Stream International Inc.
                      275 Dan Road
                      Canton, Massachusetts  02021
                      Telecopy:  (781) 830-7465
                      Attention: Treasurer

               to MMI Holdings and MMI:

                      Modus Media International Holdings, Inc.
                      690 Canton Street
                      Westwood, Massachusetts  02090
                      Telecopy:  (781) 407-3831
                      Attention: Treasurer


Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     7.6   Amendments.  This Agreement may not be modified or amended except by
           ----------
an agreement in writing signed by the parties hereto; provided, however, that no
                                                      --------- -------
change to the definition of MMI Assumed Liabilities or defined terms used therein or to the definitions of terms incorporated by reference to the CST Contribution Agreement, which adversely affects CST Holdings or its Subsidiaries, shall be effective unless agreed to in writing by CST Holdings.

     7.7   Successors and Assigns.  This Agreement and all of the provisions
           ----------------------
hereof shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any corporation with which, or into which, either party may be merged or which may succeed to its assets or business;

provided, however, that no party may assign, delegate or otherwise transfer its
--------  -------
rights or obligations under this Agreement except to a Person that acquires all or substantially all of the assets or business of such party (whether by merger, consolidation, sale of stock, sale of assets or otherwise). Each party agrees not to transfer all or substantially all of its assets unless the transferee agrees in writing to be bound by this Agreement.

     7.8   Abandonment of Distribution.  The Distribution may be abandoned at
           ---------------------------
any time prior to its consummation by and in the sole discretion of the Stream International Board without the approval of MMI Holdings, MMI or of Stream International's stockholders.

     7.9   No Third Party Beneficiaries.  Except for R.R. Donnelley in respect
           ----------------------------
of Section 2.8 hereof, the provisions of Article 5 hereof relating to Indemnitees and the proviso clause of Section 7.6 and except for successors and assigns permitted by Section 7.7, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and shall not be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     7.10  Titles and Headings.  Titles and headings to sections herein are
           -------------------
inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     7.11  Exhibits and Schedules.  The Exhibits and Schedules to this
           ----------------------
Agreement shall be construed with and as an integral part of this Agreement.

     7.12  Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     7.13  Legal Enforceability.  Any provision of this Agreement which is
           --------------------
prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision or remedies otherwise available to any party hereto in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

     7.14  Entire Agreement.  This Agreement, all Schedules and Exhibits hereto,
           ----------------
and all agreements and instruments delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                  STREAM INTERNATIONAL INC.


                                  By /s/ Judith G. Salerno
                                    --------------------------------------------
                                    Name:  Judith G. Salerno
                                    Title: President and Chief
                                           Operating Officer


                                  MODUS MEDIA INTERNATIONAL HOLDINGS, INC.


                                  By /s/ Terence M. Leahy
                                    --------------------------------------------
                                    Terence M. Leahy
                                    Chief Executive Officer and President


                                  MODUS MEDIA INTERNATIONAL, INC.


                                  By /s/ Terence M. Leahy
                                    --------------------------------------------
                                    Terence M. Leahy
                                    Chief Executive Officer and President

                                  SCHEDULE A

                               MMI Subsidiaries


                                   New name to be
                                   adopted prior to, as
                                   of or following the                    Jurisdiction of
Name of Subsidiary                 date hereof                             Incorporation
------------------                 -----------                            ---------------

Modus Media                                                               Delaware
 International, Inc.

Donnelley Documentation            Modus Media International              Delaware
 Services (Ireland) Limited         Documentation Services (Ireland)
                                    Limited

R.R. Donnelley Holdings            Modus Media International              Delaware
 (Australia) Limited                Holdings (Australia) Limited

R.R. Donnelley (Ireland)           Modus Media International              Delaware
 Limited                            (Ireland) Limited

Stream International Pty. Ltd.     Modus Media International              Australia
                                    Pty. Ltd.

Stream International Ltd.          Modus Media International              Brazil
                                    Ltda.

Stream International Leinster      Modus Media International              British Virgin
 Unlimited                          Leinster Unlimited                    Islands

Stream International France,       Modus Media International, S.A.        France
 S.A.

Modus Media International                                                 Hong Kong
 (Hong Kong) Pte Limited

Stream International Ireland       Modus Media International              Ireland
 (Holdings)                         Ireland (Holdings)

Stream International               Modus Media International              Ireland
 Dublin                             Dublin

Stream International                Modus Media International             Ireland
 Kildare                             Kildare

Stream International                Modus Media International             Ireland
 Fulfillment Services                Fulfillment Services

Donnelley Sasatoku KK                                                     Japan

Stream International KK             Modus Media International             Japan
                                     Kabushiki Kaisha

Stream International                Modus Media International             Korea
 Korea Ltd.                          Korea Ltd.

Modus Media (M) Sdn. Bhd.                                                 Malaysia

Stream International S.A.           Modus Media International S.A         Mexico
 de C.V.                             de C.V.

Stream International B.V.           Modus Media International B.V.        The Netherlands

Stream International Pte. Ltd.      Modus Media International Pte.        Singapore
                                     Ltd.

Fulfill Plus Pte. Ltd.                                                    Singapore

Taiwan Modus Media                                                        Taiwan
International Limited [formation
in progress]

Stream International Limited      Modus Media International               United Kingdom
                                   Limited

Modus Media International         [name reserved]                         PRC
Software Services (Shenzhen)
Co. Ltd.
 [formation in progress]

                                  SCHEDULE B

                       Stream International Subsidiaries


                                        New name to be
                                        adopted prior to, as
                                        of or following the              Jurisdiction of
Name of Subsidiary                      date hereof                       Incorporation
------------------                      -----------                      ---------------

Stream International Services                                            Delaware
 Corp. (f/k/a Stream International
 Inc.)

Corporate Software Securities           Stream International             Massachusetts
 Corporation                             Securities Corporation

Corporate Software Europe               Stream International Europe      The Netherlands
 B.V.                                    B.V.

Stream International N.I.                                                United Kingdom
 Limited

Stream International Inc.                                                Nevada

                                  SCHEDULE C

                  Certain Asset and Stock Transfer Agreements


1. Contribution Agreement between Stream International Holdings Inc. and Modus Media International, Inc. (now known as Modus Media International Holdings, Inc.) dated November 6, 1997 (for the transfer of Modus Media International Korea Limited shares from Stream International to MMI Holdings).

2. Contribution Agreement between MMI Holdings and MMI dated December 12, 1997 (for the transfer of Modus Media International Korea Limited shares from MMI Holdings to MMI).

                                 SCHEDULE 3.1


I.   The former MMI Employees are listed in the Letter Agreement

II.  MMI Benefit Plans

     1. Employee Welfare Benefit Plans for the Benefit of Employees of Modus Media International currently including, Health Plans, Long Term Disability Plan, Group Life Insurance and AD & D Plan, Dental Plan, Employee Assistance Plan, Tuition Assistance Plan and Short Term Disability Plan.

     2. Supplemental Life Insurance Plans for Employees of Modus Media International

          a.   Allmerica Group Variable Life for certain highly paid employees.

          b. New York Life Insurance Company Executive Life Insurance Premium Payment Program for certain Director level employees or above.

          c. New York Life Insurance Company Supplemental Whole Life Insurance Payroll Deduction Program.

          d. Unum Life Insurance Company Supplemental Life Insurance Payroll Deduction Program.

     3.   Pre-Tax Contribution Plan for Employees of Modus Media International

     4. Dependent Care Flexible Spending Accounting Plan for Employees of Modus Media International

     5. Health Care Flexible Spending Account Plan for Employees of Modus Media International

     6. Stream Savings and Retirement Program for MMI Employees and Former MMI Employees

     7. Business Travel Accident Insurance for Employees of Modus Medial International

     8.   Computer Reimbursement Program for Employees of Modus Media
          International

     9.   Adoption Assistance Plan for Employees of Modus Media International

     10.  Matching Charitable Gifts Program

     11.  Paid Time Off Policy